Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 27th day of June, 2012, by and between William D. Johnson (the “Employee”) and Duke Energy Corporation, a Delaware corporation (“Duke Energy”).

Recitals

WHEREAS, the Employee previously served as Chairman, President and Chief Executive Officer of Progress Energy, Inc. (“Progress”);

WHEREAS, Progress entered into an Agreement and Plan of Merger by and among Duke Energy, Diamond Acquisition Corporation (“Diamond Corp”) and Progress, dated as of January 8, 2011 (the “Merger Agreement”);

WHEREAS, concurrently with the execution of the Merger Agreement, the Employee entered into an Employment Agreement Term Sheet with Duke Energy and Diamond Corp, setting forth the material terms of the Employee’s employment with Duke Energy and attached to the Merger Agreement as Exhibit C (the “Employment Term Sheet”);

WHEREAS, pursuant to the Merger Agreement, effective as of the “Effective Time” (as such term is defined in the Merger Agreement), Diamond Corp will merge with and into Progress and Progress, as the surviving corporation, will become a wholly-owned subsidiary of Duke Energy; and

WHEREAS, Duke Energy desires to employ the Employee to serve as its President and Chief Executive Officer effective as of the Effective Time (the “Effective Date”), and the Employee desires to accept such positions with Duke Energy.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Duke Energy hereby employs the Employee, and the Employee hereby accepts such employment, effective as of the Effective Date, upon the terms and conditions set forth herein. Except as otherwise expressly provided herein, this Agreement sets forth the terms and conditions of the Employee’s employment by Duke Energy, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject. Without limiting the foregoing sentence, effective as of the Effective Date, this Agreement supersedes in its entirety the Employment Agreement by and between Progress and the Employee dated as of May 8, 2007 (the “Progress Employment Agreement”), the Employment Term Sheet and the Progress Management Change-in-Control Plan (the “Progress CIC Plan”), in each case except as otherwise expressly provided herein.

2. Position and Duties.

(a) Duties. The Employee shall be employed by Duke Energy as President and Chief Executive Officer in accordance with Sections 4.04 and 4.05 of the by-laws of Duke Energy as in effect at the Effective Date, as amended, and shall be nominated to serve as a member of the Duke Energy Board of Directors (the “Board”). Except with respect to duties expressly assigned to the Executive Chairman of the Board in Exhibit B to the Merger Agreement, the Employee shall be responsible for the general management of the affairs of Duke Energy and shall perform all duties incidental to such positions which may be required by law and all such other duties as are properly required by the Board. The Employee shall report directly to the Board. For administrative purposes, Duke Energy may designate the Employee as being employed by one or more of its affiliates.

(b) Engaging in Other Employment. While employed by Duke Energy, the Employee shall devote his full time and attention to Duke Energy and its affiliates and shall not be employed by any other person or entity. Subject to Section 11, the Employee may reasonably participate as a member in community, civic, or similar organizations and may pursue personal investments, so long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee in accordance with this Agreement, provided that the Employee may serve on corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld.

(c) Loyal and Conscientious Performance. The Employee shall act at all times in compliance with the policies, rules and decisions adopted from time to time by Duke Energy, its Board and any employing affiliates and perform all the duties and obligations required of him by this Agreement in a loyal and conscientious manner.

(d) Location. The Employee’s principal office shall be at the principal executive offices of Duke Energy in Charlotte, North Carolina. Except for required business travel to an extent substantially consistent with the business travel obligations of other senior Duke Energy executives, the Employee will not be required to relocate to a new principal place of business that is more than 50 miles from such location.

3. Term of Employment. The term of the Employee’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Term”), unless terminated earlier pursuant to the provisions of this Agreement.

4. Annual Cash Compensation.

(a) Annual Base Salary. The Employee’s annual base salary, payable in pro rata installments not less often than monthly, will be at the annual rate of not less than $1,100,000 (less applicable withholdings) (“Annual Base Salary”). If Annual Base Salary is increased during the Term, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b) Short-Term Incentive Plan. Commencing with the 2012 calendar year, the Employee shall be eligible to participate in the Duke Energy Corporation Executive Short-Term Incentive

Plan (as it may be amended, or any successor thereto) or any other annual cash bonus program, with an annual target opportunity thereunder of 125% of Annual Base Salary (the “Target Bonus Opportunity”). The terms and conditions of the Employee’s short-term incentive compensation opportunities shall be substantially similar to the terms and conditions of the short-term incentive compensation opportunities provided to other executive officers of Duke Energy, as determined by the Compensation Committee of the Board from time to time.

5. Equity Awards. Commencing with the 2012 calendar year, the Employee shall be eligible to participate in the applicable Duke Energy long-term incentive plan, with an annual target opportunity thereunder of 500% of Annual Base Salary. The terms and conditions (e.g., performance measures, vesting schedules, allocation between different forms of equity) of the Employee’s long-term incentive awards shall be substantially similar to the terms and conditions of the long-term incentive awards granted to other executive officers of Duke Energy, as determined by the Compensation Committee of the Board from time to time (together with any Progress equity awards held by the Employee immediately prior to the Effective Date that were converted as of the Effective Date into Duke Energy equity awards, the “LTIP Awards”). The terms and conditions of the grant of LTIP Awards to the Employee under the applicable Duke Energy long-term incentive plan shall be set forth in the award agreement relating to the grant of such LTIP Award, which in the case of the Progress equity awards held by the Employee immediately prior to the Effective Date shall be the agreement evidencing each such Progress equity award as adjusted for the conversion to a Duke Energy equity award.

6. Supplemental Senior Executive Retirement Plan. The Employee’s benefit under the Progress Amended and Restated Supplemental Senior Executive Retirement Plan (the “SERP”) shall be treated consistent with the Merger Agreement, and in the same manner as the benefit of other former Progress executives who participate in the SERP and who are employed by Duke Energy following the Effective Time.

7. Fringe Benefits. During the Term, the Employee shall be provided with employee benefits (e.g., participation in retirement plans and health and insurance plans), fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites as are provided by Duke Energy from time to time to other executive officers of Duke Energy. The Employee shall also be entitled to participation in Duke Energy’s Executive Physicals Program. The Employee shall be reimbursed for ordinary and reasonable expenses specifically including but not limited to those associated with entertainment and travel in accordance with Duke Energy policies and procedures. To the extent the Employee incurs ordinary and reasonable expenses associated with his spouse accompanying him on business travel, Duke Energy will reimburse the Employee for those expenses.

8. Use of Duke Energy Aircraft. Duke Energy desires to provide for the security of the Employee during his travels, and accordingly, whenever feasible, Duke Energy will require the Employee to use Duke Energy aircraft for his business travel. The Employee will also be permitted to use Duke Energy aircraft for his personal travel within North America pursuant to Duke Energy’s standard policies as in effect from time to time and subject to availability in light of the use of Duke Energy aircraft for other Duke Energy business. The Employee shall reimburse Duke Energy for the cost of any such personal travel in accordance with Duke Energy’s standard rates and reimbursement policies as in effect from time to time; provided that no reimbursement shall be required in respect of (i) travel within the contiguous 48 United States to an annual physical as provided in Section 7 hereof or (ii) travel to meetings of the board of directors of other companies on whose board the Employee serves (further provided that, to the extent any such other company does reimburse the Employee for the cost of such travel, the Employee shall pay to Duke Energy within 30 days of the date the reimbursement is made the amount that is reimbursed). To the extent that the provision of aircraft usage is treated by the taxing authorities as a taxable personal benefit to the Employee, the Employee will be responsible for the payment of any taxes on such income, including making payments to Duke Energy to fund withholding obligations as described in Section 10 hereof.

9. Relocation Payments. The Employee’s employment hereunder requires that he relocate his principal residence to the Charlotte, North Carolina metropolitan area. To compensate the Employee for the costs associated with such relocation, Duke Energy will reimburse the Employee for direct and indirect costs incurred on account of such relocation in accordance with Duke Energy’s relocation policies and procedures; provided that the Employee shall not be eligible to receive a tax gross-up payment or indemnification if any such reimbursement for relocation costs constitutes taxable income to the Employee; provided, further, that relocation services shall be available to the Employee for up to two years immediately following the Effective Date.

10. Withholding. Duke Energy may effect withholdings, from the payments due to the Employee, for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law. If circumstances arise in which such withholding or contributions are required on account of any compensation or benefits (including, without limitation, upon the payment or provision of any compensation or benefits pursuant to Sections 7, 8 and, if applicable, 9), at a time when there are not cash payments being made to the Employee from which such withholding obligations can be satisfied, the Employee will deliver to Duke Energy amounts sufficient to fund such withholding or contribution obligations.

11. Confidentiality and Privileged Information; Noncompetition/Nonsolicitation.

(a) Confidentiality.

(i) The Employee shall not, at any time, use (other than in the ordinary course of and for the purpose of fulfilling his duties as an employee of Duke Energy), divulge or otherwise disclose, directly or indirectly, any confidential and proprietary information (including without limitation any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information or other trade secrets) concerning the business, policies or operations of Duke Energy or its affiliates (or any predecessors thereof) that the Employee may have learned or become aware of at any time on or prior to the date hereof or during the term of the Employee’s employment by Duke Energy.

(ii) The Employee further acknowledges and agrees that all “Company Materials”, which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of Duke Energy and, upon termination of the Employee’s employment with Duke Energy (or, in the event that the Employee continues as a director of Duke Energy, upon his ceasing to be a director of Duke Energy), or upon the request of Duke Energy, all Company Materials, including all copies thereof, as well as all other property of Duke Energy then in the Employee’s possession or control, shall be returned to Duke Energy. For purposes of this Section 11(a), “Company Materials” shall include all such materials of Duke Energy and its affiliates (and any predecessors thereof).

(iii) The Employee acknowledges that the Company Materials may contain information that is confidential and subject to the attorney-client privilege of Duke Energy or its affiliates or otherwise protected by attorney work product immunity. Except as required by law, the Employee agrees not to disclose to any person (other than in-house or outside counsel for Duke Energy and its affiliates) the content or substance of any such Company Materials or confidential or privileged conversations or discussions that the Employee may have or may have had at any time, whether during his employment hereunder or otherwise, regarding such Company Materials. In addition, the Employee agrees that he will, if and to the extent directed by the general counsel of Duke Energy, cooperate fully with in-house or outside counsel for Duke Energy and its affiliates in connection with any investigation, litigation or other matter in which such counsel represents Duke Energy or its affiliates and acknowledges that his communications with such counsel will be subject to Duke Energy’s or its affiliates’ attorney-client privilege.

(b) Noncompetition/Nonsolicitation.

(i) During the Restricted Period (as defined below), the Employee agrees that he shall not, without Duke Energy’s prior written consent, which shall not be unreasonably withheld, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise (A) become engaged or involved, in a manner that relates to or is similar in nature to those duties performed by the Employee at any time during his employment with Duke Energy and its affiliates, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with Duke Energy or any of its affiliates in the business of production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and operation of power generation facilities, domestically and abroad; and any other business in which Duke Energy, including affiliates, is engaged at the termination of the Employee’s continuous employment with Duke Energy, including affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of Duke Energy or any of its affiliates to reduce, terminate, restrict or otherwise alter its business relationship with Duke Energy or its affiliates. The provisions of this Section 11(b)(i) shall be effective only within any state or country with respect to which was conducted a business of Duke Energy and its affiliates during any part of the Employee’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

(ii) For purposes of this Section 11(b), “Restricted Period” shall mean the period of the Employee’s employment during the term of this Agreement and, in the case of Section 11(b)(i)(A), the 12-month period following termination of employment and, in the case of Section 11(b)(i)(B), the 24-month period following termination of employment.

(c) Forfeiture and Repayments. The Employee agrees that, in the event he violates the provisions of this Section 11, (i) he will forfeit and not be entitled to any further payments in accordance with Section 12(b)(i) or Section 12(b)(ii) hereof, as applicable, (ii) any stock options (“Options”) then outstanding shall expire immediately and (iii) if such violation is after the termination of his employment, he will be obligated to repay to Duke Energy the sum of (x) any amounts, other than pursuant to Options, paid (determined as of the date of payment) after the termination of employment pursuant to the applicable provisions of Section 12 hereof (other than the Accrued Obligations and amounts paid pursuant to Section 12(b)(i)(F)) and (y) the amount of any gains realized by the Employee upon the exercise of Options (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the Option and the aggregate exercise price of the Option) within the one-year period prior to the first date of the violation, with such sum reduced by any amount previously repaid pursuant to this Section 11(c). Such amount shall be paid to Duke Energy in cash in a single sum within ten business days after the first date of the violation, whether or not Duke Energy has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.

(d) Scope of Restrictions. The Employee acknowledges that the restrictions set forth in this Section 11 are reasonable and necessary to protect Duke Energy’s business and goodwill, and that the obligations under this Section 11 shall survive any termination of his employment. The Employee acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and Duke Energy agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced.

(e) Consideration; Survival. The Employee acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Employee in this Section 11. As further consideration for the covenants made by the Employee in this Section 11, Duke Energy has provided and will provide the Employee certain proprietary and other confidential information about Duke Energy, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

12. Termination of Employment.

(a) In General. Notwithstanding anything to the contrary contained herein, the Employee’s employment may be terminated prior to the end of the Term:

(i) by the Employee, by resigning with Good Reason (as defined in Exhibit A hereto);

(ii) by Duke Energy for Cause (as defined in Exhibit A hereto);

(iii) by the Employee, by resigning without Good Reason;

(iv) by Duke Energy without Cause; or

(v) upon the death, or due to the Disability (as defined in Exhibit A hereto), of the Employee;

Any termination of the Employee’s employment by Duke Energy or by the Employee during the Term (other than a termination due to the Employee’s death) will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with Section 14 and Exhibit A.

(b) Certain Terminations. Subject to Section 12(d) hereof:

(i) If the Employee’s employment is terminated by Duke Energy without “Cause” or by the Employee with “Good Reason” on or prior to the second anniversary of the Effective Date, the Employee shall, consistent with the terms of Section 6 of the Progress CIC Plan, be entitled to the following severance payments and benefits:

(A) a cash lump sum payment equal to the sum of (w) any earned but unpaid Annual Base Salary through the Date of Termination, (x) any of the Employee’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination, (y) the Employee’s annual cash bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such annual cash bonus has not been paid as of the Date of Termination and (z) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (w), (x), (y) and (z), the “Accrued Obligations”);

(B) a cash lump sum payment equal to 300% of the sum of (x) Annual Base Salary and (y) the greater of (1) the average annual cash bonus paid to the Employee with respect to the three completed calendar years immediately preceding the year during which the Date of Termination occurs (including years during which the Employee was an employee of Progress); provided, however, that if the Employee was not eligible to receive an annual cash bonus with respect to each of the three calendar years immediately preceding the year in which the Date of Termination occurs, the average shall be determined for that period of calendar years, if any, for which the Employee was eligible to receive an annual cash bonus, or (2) the Target Bonus Opportunity for the year during which the Date of Termination occurs;

(C) Duke Energy shall pay the total cost for continued participation under the applicable medical, dental, vision and life insurance plans in which the Employee participated immediately prior to the termination of his employment until the earlier of the third anniversary of the Date of Termination and the date or dates that the Employee receives comparable coverage and benefits under the plans, programs and/or arrangements of a subsequent employer;

(D) a cash lump sum payment equal to 100% of his Target Bonus Opportunity for the year during which the Date of Termination occurs;

(E) all outstanding unvested stock options and restricted stock units shall vest immediately and each performance share award outstanding at the time of termination shall vest at target level;

(F) vesting of any awards which have been granted to the Employee by the Company or any of its Affiliates under any incentive compensation plan, program or agreement (other than those plans or agreements specified above) prior to the Date of Termination; and

(G) payment of accrued benefits in all accrued nonqualified deferred compensation plans.

(ii) If the Employee’s employment is terminated by Duke Energy without “Cause” or by the Employee with “Good Reason” following the second anniversary of the Effective Date and on or prior to the third anniversary of the Effective Date, the Employee shall, consistent with the terms of Section 8(a)(ii) of the Progress Employment Agreement, be entitled to the following severance payments and benefits:

(A) the Accrued Obligations;

(B) 2.99 times Annual Base Salary payable in equal cash installments, paid in accordance with Duke Energy’s regular payroll practices, over a period of 2.99 years from the Date of Termination;

(C) reimbursement for continued coverage under certain health and welfare benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) 18 months after the Date of Termination or (ii) the Employee’s right to receive COBRA ends; and

(D) the treatment of all outstanding LTIP Awards held by the Employee as of the Date of Termination shall be determined in accordance with the terms of the applicable award agreement for each such LTIP Award.

(iii) If the Employee’s employment is terminated for death or Disability, he shall be entitled to receive a lump sum payment of the Accrued Obligations and a prorata portion of his annual cash bonus for the year during which the Date of Termination occurs, determined based on actual performance and paid at the time that payment under the applicable annual incentive plan are made to other executive officers of Duke Energy and paid in accordance with the terms of such annual incentive plan.

(iv) If the Employee’s employment is terminated by the Employee other than with Good Reason, the Employee shall be entitled to receive a lump sum payment of the Accrued Obligations and the treatment of all LTIP Awards shall be determined in accordance with the terms of the award agreements for such LTIP Awards.

(v) If the Employee’s employment is terminated by Duke Energy for Cause, the Employee shall be entitled to receive a lump sum payment of the Accrued Obligations and the treatment of all LTIP Awards shall be determined in accordance with the terms of the award agreements for such LTIP Awards.

(c) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by Duke Energy for Cause, or by the Employee for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Employee’s employment is terminated by Duke Energy other than for Cause or Disability, the date on which Duke Energy notifies the Employee of such termination, (iii) if the Employee resigns without Good Reason, the date on which the Employee notifies Duke Energy of such termination, and (iv) if the Employee’s employment is terminated by reason of death or Disability, the date of death of the Employee or on the thirtieth day following receipt of the Notice of Termination due to Disability; provided that, within the 30 days after such receipt the Employee has not returned to full-time performance of his duties.

(d) Release Requirement. Except for Accrued Obligations and the amounts in Section 12(b)(i)(F), which shall be paid pursuant to the applicable plans and policies, the compensation and benefits to be provided under Sections 12(b)(i) and 12(b)(ii) hereof shall be provided only if the Employee timely executes and does not timely revoke a release of claims substantially in the form attached hereto as Exhibit B. Such release must be signed by the Employee, and become effective and irrevocable in accordance with its terms, within 52 days after the date of the Employee’s termination of employment (such 52nd day, the “Release Deadline”). Except as explicitly provided above, the compensation and benefits to be provided under Sections 12(b)(i) and 12(b)(ii) hereof shall be paid or provided (as applicable) or begin to be paid or provided (as applicable) within 15 days immediately following the Release Deadline. For the avoidance of doubt, any installment payments under Section 11(b) that are scheduled to be paid prior to the Release Deadline shall be aggregated and paid on the first payment date following the Release Deadline.

(e) No Excise Tax Gross-Up. In no event shall the Employee be entitled to a gross-up for, or any other payment relating to, excise taxes imposed by Section 4999 of the Code as a result of the Employee being entitled to payments or benefits that constitute an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that the Employee and Duke Energy agree to use their best efforts to structure the payments and benefits to eliminate or reduce any potential exposure to Sections 280G and 4999 of the Code.

(f) Effect of Termination on Other Positions. If, on the Date of Termination, the Employee is a member of the Board or the board of directors of any of Duke Energy’s affiliates, or holds any other position with Duke Energy or its affiliates, the Employee shall be deemed to have resigned from all such positions as of the date of his termination of employment with Duke Energy. The Employee agrees to execute such documents and take such other actions as Duke Energy may request to reflect such resignation.

(g) Full Settlement. The payments and benefits provided under this Section 12 shall be in full satisfaction of Duke Energy’s obligations to the Employee upon his termination of employment and in no event shall the Employee be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 12.

(h) Certain Payment Disputes. Duke Energy will reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee during his lifetime (i) in successfully disputing pursuant to Section 18 a termination which is ultimately determined to constitute a termination of employment entitling him to benefits pursuant to this Section 12 or (ii) in reasonably disputing pursuant to Section 18 whether or not Duke Energy has terminated his employment for Cause. Payment will be made within 20 business days after delivery of the Employee’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require, provided that the Employee shall request reimbursement not later than 11 months after which the underlying expense is incurred and any such payment shall be made not later than the last day of the year following the year in which the underlying expense was incurred.

13. Administration.

(a) Designation of Beneficiary. The Employee shall designate a person or persons (“Beneficiary”) to receive benefits hereunder following the death of the Employee by submitting to the Compensation Committee a designation of Beneficiary in the form required by the Compensation Committee. In the absence of a valid designation form, all such benefits shall be paid to the legal representative of the Employee’s estate. If Duke Energy has any doubt as to the proper Beneficiary to receive payments hereunder, Duke Energy shall have the right to withhold such payments until the matter is finally determined.

(b) No Assignment. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such rights or benefits shall be void.

14. Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Duke Energy or any Duke Energy affiliate:

Chairman, Compensation Committee

Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

cc:	Chief Legal Officer/General Counsel

Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

If to the Employee:

At the most recent contact information on file in the payroll records of Duke Energy

15. Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.

16. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

17. Amendment. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

18. Governing Law and Forum Selection. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Employee’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Employee will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in Charlotte, North Carolina in accordance with the laws of the state of North Carolina, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section 18 to the contrary, if the Employee prevails with respect to any dispute submitted to arbitration under this Section 18, Duke Energy will reimburse or pay all legal fees and expenses that the Employee may reasonably incur as a result of the dispute.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Employee. Duke Energy will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Duke Energy to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that Duke Energy would be required to perform it if no succession had taken place. Upon the Employee’s termination of employment within 90 days following Duke Energy’s failure to obtain such an assumption and agreement prior to the effective date of a succession, the Employee shall be entitled to compensation from Duke Energy in the same amount and on the same terms as if the Employee’s employment were to terminate pursuant to Section 12(b)(i) (if such failure to obtain an assumption occurs on or prior to the second anniversary of the Effective Date) or Section 12(b)(ii) (if such failure to obtain an assumption occurs after the second anniversary and on or prior to the third anniversary of the Effective Date) hereof.

20. Full Settlement; Mitigation. Except as otherwise provided in this Agreement, Duke Energy’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Duke Energy may have against the Employee or others. In no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Employee under any of the provisions of this Agreement and, except as explicitly set forth in Section 12(b) of this Agreement, those amounts will not be reduced simply because the Employee obtains other employment.

21. Document Preparation Fees. Duke Energy shall promptly reimburse the Employee for reasonable attorney’s fees incurred by the Employee in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to Duke Energy. Payment will be made within five business days after delivery of the Employee’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require, provided that any reimbursements under this Section 21 are made in a manner consistent with the last sentence of Section 22 of this Agreement.

22. Code § 409A. It is the intention of Duke Energy and the Employee that this Agreement not result in unfavorable tax consequences to the Employee under Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Duke Energy and the Employee agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that Duke Energy shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Employee shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from Duke Energy within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following the Employee’s termination of employment shall instead be paid in a lump sum on the first day of the seventh month following his termination of employment (or upon his death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to the Employee pursuant to the

Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, provided that with respect to any reimbursements for any taxes to which the Employee becomes entitled under the terms of the Agreement, the payment of such reimbursements shall be made by Duke Energy no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUKE ENERGY CORPORATION

/s/ James H. Hance, Jr.
By: James H. Hance, Jr.
Title: Chairman, Compensation Committee

EMPLOYEE

/s/ William D. Johnson
William D. Johnson

EXHIBIT A

For purposes of Section 12, “Cause”, “Good Reason” and “Disability” shall have the respective meanings set forth below:

“Cause” means:

(a) The willful and continued failure by the Employee to substantially perform the Employee’s duties with Duke Energy or any of its affiliates or to comply with the policies, rules and decisions adopted from time to time by Duke Energy, its Board and any employing affiliates of which the Employee is made aware or reasonably should be aware (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if curable, has not been cured within 30 days after the Board has delivered to the Employee a written demand for substantial performance, which demand specifically identifies the manner in which the Employee has not substantially performed his duties. This event will constitute Cause even if the Employee issues a Notice of Termination (as described below) for Good Reason after the Board delivers a written demand for substantial performance.

(b) The breach by the Employee of the provisions set forth in Section 11.

(c) The conviction of the Employee for the commission of a felony, including the entry of a guilty or nolo contendere plea, or any willful or grossly negligent action or inaction by the Employee that has a materially adverse effect on Duke Energy. For purposes of this definition of Cause, no act, or failure to act, on the Employee’s part will be deemed “willful” unless it is done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of Duke Energy.

“Good Reason” means:

(a) The material reduction without his consent of the Employee’s title, authority, duties, or responsibilities from those in effect immediately prior to the reduction, the failure by Duke Energy without the consent of the Employee to nominate the Employee for election or re-election to the Board, or a material adverse change in the Employee’s reporting responsibilities.

(b) Any breach by Duke Energy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Section 2(d)).

Any termination of the Employee’s employment by Duke Energy for Cause or by the Employee for Good Reason will be communicated by a written Notice of Termination to the other party to this Agreement in accordance with the following requirements:

(a) The notice indicates the specific termination provision in this Agreement relied upon as the basis for termination.

(b) To the extent applicable, the notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment for Good Reason or Cause (as the case may be).

(c) If the Date of Termination of employment is other than the date of receipt of the notice, the notice specifies the Date of Termination, which will be no more than 30 days after the date the notice was given. The failure by the Employee or Duke Energy to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason or Cause will not waive any right of the Employee or Duke Energy under this Agreement or preclude the Employee or Duke Energy from asserting that fact or circumstance in enforcing rights under this Agreement.

(d) If for Cause, the notice must include a copy of a resolution duly adopted by the affirmative vote of not less three quarters (3/4) of the entire membership of the Board (excluding the Employee, if he is a member of the Board) at a meeting of the Board called and held for the purpose of considering the termination. The resolution must include a finding that, in the good faith opinion of the Board (excluding the Employee, if he is a member of the Board), the Employee was guilty of conduct set forth in the definition of Cause, and it must specify the particulars of the conduct in detail.

“Disability” means the Employee is entitled to disability benefits under a long-term disability plan sponsored by Duke Energy or an affiliate thereof.

EXHIBIT B

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”) is executed and delivered by William D. Johnson (the “Employee”) to DUKE ENERGY CORPORATION (together with its successors, “Duke”).

In consideration of the agreement by Duke to provide the Employee with the rights, payments and benefits under the Employment Agreement between the Employee and Duke dated                          (the “Employment Agreement”), the Employee hereby agrees as follows:

Section 1. Release and Covenant. The Employee, of his own free will, voluntarily and unconditionally releases and forever discharges Duke, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke) (the “Duke Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the Employee, his dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke or the Duke Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by Duke and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Employee’s rights under the Employment Agreement.

Section 2. Due Care. The Employee acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Employee further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Employee enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Employee shall not be entitled to the consideration for this Release set forth above.

Section 3. Nonassignment of Claims; Proceedings. The Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Employee may have against Duke or any of the Duke Releasees. The Employee represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees arising out of or relating to any of the matters set forth in this Release. The Employee further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees for any of the matters set forth in this Release.

Section 4. Reliance by Employee. The Employee acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke or any of the Duke Releasees, except as set forth in this Release and the Employment Agreement.

Section 5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke or any of the Duke Releasees.

Section 6. Communication of Safety Concerns. Notwithstanding any other provision of this Agreement, the Employee remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Employee remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Employee is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Employee shall give Duke, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof.

Section 7. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

This RELEASE OF CLAIMS is executed by the Employee and delivered to Duke on                                             .

EMPLOYEE